Exhibit 99.1

Harbor Custom Development, Inc. Enters First-Time Home Buyer Market in Bremerton, Washington

Gig Harbor, Washington, Sept. 18, 2020 (GLOBE NEWSWIRE) -- Harbor Custom Development, Inc. (“Harbor” or the “Company”), (NASDAQ: HCDI), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced it has entered into a fully executed Purchase and Sale Agreement to acquire property currently under development for the construction of 36 townhomes located in East Bremerton, Washington. The purchase price for the acquisition will be $1.5M and closing is expected to take place on or before March 1, 2021.

The Bremerton property, known as Mill’s Crossing, is earmarked by Harbor for the construction of contemporary designed, two-bedroom townhomes. The property is located in the heart of Bremerton, one block from the new Kitsap Transit Center, and less than ten minutes to the Bremerton shipyards, Naval Base at Kitsap, and the Seattle Ferry. Mill’s Crossing will be Harbor’s initial entry into the more affordable starter home market with pricing targeted at less than $400,000.

“We have been searching for the right opportunity to expand our product offering and enter the townhome market,” stated Sterling Griffin, CEO and President of Harbor. “We recognize the significant demand of first-time home buyers, particularly in this location that provides easy access to schools, shopping, and accessibility to the downtown Seattle job market. Mill’s Crossing checked all the boxes that we feel are appealing to individuals and families that are soon to own their first home. We are excited to close on this property and look forward to being able to offer Harbor Custom Homes™ to a broader spectrum of potential buyers.”

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region. Harbor has active or recently sold out residential communities in Gig Harbor, Bremerton, Silverdale, Bainbridge Island, and Allyn in the state of Washington. Harbor Custom Development’s business strategy is to acquire and develop land strategically, based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on real estate within target markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and increasing populations. For more information on Harbor Custom Development, Inc., please visit www.harborcustomdev.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations

Hanover International

IR@harborcustomdev.com

866-744-0974